EXHIBIT 99.2

Occidental Petroleum Corporation

STEPHEN CHAZEN

Senior Executive Vice President and Chief Financial Officer

– Conference Call –

Third Quarter 2006 Earnings Announcement

October 18, 2006

Los Angeles, California

Core income for the third quarter was $1.159 billion, or $1.35 per diluted share. That represents an increase of 15 percent compared to last year’s third quarter. Last year’s third quarter excludes a $463 million after-tax gain from the sale of an equity investment, a $335 million tax benefit from the reversal of reserves no longer required and a $98 million after-tax charge for the write-off of certain chemical assets.

Net income for the third quarter was $1.168 billion, or $1.36 per diluted share, compared to $1.747 billion, or $2.12 per diluted share, in last year’s third quarter.

Our strong performance was driven by three items - higher oil prices, higher combined oil and gas volumes and improved chemical earnings.

Here’s the segment breakdown for the third quarter.

•	Oil and gas segment earnings were $1.877 billion. This was 15 percent higher than last year’s third quarter segment earnings of $1.638 billion.
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This year’s oil and gas results were driven by higher oil prices and higher combined oil and gas volumes that were partially offset by higher operating costs, increased DD&A rates and higher exploration costs.

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The average price of West Texas Intermediate for the quarter rose to $70.53 per barrel compared to $63.19 per barrel in last year’s third quarter. Oxy’s average worldwide realized oil price for the quarter was $60.52 per barrel compared to $55.97 per barrel in last year’s third quarter, which represents an increase of 9 percent.

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NYMEX gas prices for the quarter averaged $6.33 per million cubic feet, compared to $7.09 for last year. Our average domestic realized gas price declined to $5.88 per MMCF, compared to last year’s $6.33.

•	Oil and gas production for the quarter of 587,000 equivalent barrels per day was 71,000 barrels higher than it was a year ago. That represents a 14 percent increase.
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During our last conference call, we said we expected third quarter worldwide oil and gas production to be about the same as the 609,000 equivalent barrels per day we averaged during the second quarter.

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The lower than projected production was caused primarily by one less Libyan lifting than anticipated which reduced production by 12,000 barrels per day and maintenance for the Horn Mountain, Qatar and Argentina operations which lowered production by 6,000 barrels per day.

•	Exploration costs for the quarter were $74 million which is in line with our guidance last quarter of $70 million.
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The chemical segment’s core earnings were $247 million compared to third quarter 2005 earnings of $167 million. Last year’s core earnings excluded $164 million of pre-tax charges, including $159 million for plant write-offs and $5 million for hurricane related increases in insurance costs.

•	Our net interest expense declined to $18 million for the quarter. This compares to net interest expense for the third quarter of 2005 of $40 million, excluding $30 million related to buying back debt.

Let me now turn to Occidental’s performance through the first nine months.

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Core income was a record $3.514 billion, or $4.07 per diluted share. This represents an increase of 34 percent from the $2.616 billion, or $3.20 per diluted share, of core income for the first nine months last year.

•	Over the nine months, Oxy’s annualized return on equity was 26 percent, and our annualized return on capital employed was 22 percent.
•	Oil and gas segment earnings were a record $5.74 billion, which is 38 percent higher than the $4.172 billion earned during the first nine months in 2005.
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Oil and gas production for the first nine months averaged 596,000 equivalent barrels per day. That’s 15 percent higher than the 519,000 equivalent barrels per day we averaged during the comparable period last year.

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The increase includes 59,000 equivalent barrels per day for the eight months that we have owned the former Vintage properties. The Vintage production averages out to 53,000 equivalent barrels per day for the nine months.

•	Libyan production added an average of 18,000 barrels per day for the nine months, compared to one month of Libyan production during the first nine months of 2005.

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WTI averaged $68.24 per barrel compared with $55.40 for the comparable period last year, which represents an increase of 23 percent. Occidental’s realized oil price was $58.41 per barrel compared to $48.24 per barrel in 2005, which represents an increase of 21 percent.

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Our oil and gas production costs have increased by approximately $2.32 per barrel to $11.13, compared to the average cost of $8.81 for last year. Approximately 45 percent of the increase was a result of higher energy prices pushing up utility, gas plant, ad valorem and export taxes and CO2 costs. Higher oil prices also impacted the costs related to production under our production sharing contracts. The gross costs under the PSCs were spread over fewer net barrels. The remaining cost changes were the result of increased workover, maintenance and other costs.

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In chemicals, core earnings were $745 million. That’s an improvement of 23 percent compared to the $606 million we earned during the first nine months last year. The improvement is due to higher chlor-alkali volumes and higher margins in all chlorovinyl products.

•	Our net interest expense for the first nine months declined to $80 million — compared to $137 million for the same period last year, excluding debt retirement costs.
•	Capital spending was $750 million for the quarter and nearly $2 billion for the first nine months.
•	Cash flow from operations was $4.8 billion. We have proceeds of $1 billion from the sale of Vintage properties and cash flow from these discontinued operations of $55 million. We expect to receive additional proceeds of approximately $60 million from the sale of the remaining assets held for sale. This would bring total proceeds to $1.12 billion. We used $2.0 billion of the company’s cash flow to fund capital expenditures and $2.4 billion for acquisitions, the largest of which were the Vintage and Plains acquisitions. We also repaid $610 million of debt and paid dividends totaling $460 million. In addition, we spent a total of $1.3 billion to repurchase 26.7 million common shares at an average price of $48.22. In the third quarter we repurchased 6.6 million shares, with 67 percent of those purchases occurring in the month of September. These cash outlays reduced our $2.4 billion cash balance at the end of last year to $1.4 billion at the end of September.

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The weighted average basic shares outstanding for the first nine months of the year totaled 854.2 million and the weighted average diluted shares outstanding totaled 863.0 million. At September 30, there were 849.2 million shares outstanding and the diluted shares numbered 858.3 million.

As we look ahead in the current quarter —

•	We expect oil and gas production to be between 610,000 and 620,000 equivalent barrels per day.
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We expect to get 9,000 equivalent barrels per day from the recently acquired Plains properties; however, due to gas sales lag reporting we will report approximately 7,000 equivalent barrels of production in the fourth quarter.

	o	We have two Libyan liftings scheduled for the quarter that are expected to total 2 million barrels, reflecting average production from Libya for the fourth quarter of approximately 24,000 barrels per day.

With regard to prices —

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Each dollar per barrel change in oil prices impacts oil and gas segment fourth quarter earnings by about $38 million before the impact of foreign income taxes. Therefore, a $10 reduction in price would reduce oil and gas segment income by $380 million and the after-tax reduction is expected to be about $220 million.

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A swing of 25-cents per million BTUs in gas prices has a $12 million impact on quarterly segment earnings. Our realized domestic gas price in the fourth quarter is expected to be $5.20 per million cubic feet compared to $5.88 in the third quarter. This will reduce oil and gas segment income by $32 million compared to the third quarter.

Additionally —

•	Exploration expense for the quarter is estimated to be about $100 million.The reason for the increase from the third quarter is the higher drilling and seismic activity, largely related to Libya.
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In the chemical business, the fourth quarter is typically the weakest quarter due to seasonal factors and therefore, we expect to earn about $200 million for the fourth quarter. We expect the chemical segment earnings to be $945 million for the full year of 2006, which would be their best year in over a decade.

•	We expect total capital spending for the year to be approximately $3.0 billion — with oil and gas accounting for more than 90 percent of the expenditures.

•	Fourth quarter interest expense is expected to be approximately $25 million.
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We expect our worldwide effective tax rate for the fourth quarter to be 44 percent. Both our third quarter and nine months U. S. and foreign tax rates are included in the “Investor Relations Supplemental Schedule”.

Copies of the press release announcing our third quarter earnings and the Investor Relations Supplemental Schedules are available on our website www.oxy.com or through the SEC’s EDGAR system.

Now we’re ready to take your questions.

See the investor relations supplemental schedules for the reconciliation of non-GAAP items. Statements in this presentation that contain words such as "will", "expect" or "estimate", or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: exploration risks, such as drilling of unsuccessful wells; global commodity pricing fluctuations and supply/demand considerations for oil, gas and chemicals; higher-than-expected costs; political risk; and not successfully completing (or any material delay in) any expansion, capital expenditure, acquisition, or disposition. You should not place undue reliance on these forward-looking statements which speak only as of the date of this presentation. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosure in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

Occidental Petroleum Corporation

Return on Capital Employed (ROCE)

($ Millions)

Reconciliation to Generally Accepted Accounting Principles (GAAP)	2004	2005	Nine Months 2006	Annualized 2006
GAAP measure - earnings applicable to common shareholders	2,568	5,281	3,254
Interest expense	392	201	80
Tax effect of interest expense	(84)	(70)	(28)
Earnings before tax-effected interest expense	2,723	5,412	3,306

GAAP stockholders' equity	10,550	15,032	18,858

DEBT
GAAP debt
Debt, including current maturities	3,804	2,919	2,893
Non-GAAP debt
Capital lease obligation	26	25	25
Subsidiary preferred stock	75	75	75
Total debt	3,905	3,019	2,993

Total capital employed	14,455	18,051	21,851

Return on Capital Employed (%)	20.2	33.3	16.6	22.1